Exhibit 10.1
AMENDMENT NO. 1
TO THE
MERCADOLIBRE, INC. 2008 LONG TERM RETENTION PROGRAM
WHEREAS, MercadoLibre, Inc. (the “Company”) maintains the 2008 Long Term Retention Program (the “Plan”), effective as of January 1, 2008;
WHEREAS, the Company desires to amend the Plan, effective as of the date this document is executed, to clarify that in the event the shares of Company common stock are delisted from NASDAQ or another national stock exchange, no shares of Company common stock shall be paid under the Plan;
WHEREAS, Section 7.F. of the Plan authorizes the Board to make amendments to the Plan; and
WHEREAS, the Board has approved the amendment to the Plan set forth below;
NOW, THEREFORE, the Company amends the Plan, effective as of the date this document is executed, as follows:
1.	Article 3 of the Plan is hereby amended by deleting the existing second paragraph of Article 3 of the Plan in its entirety and replacing it with the following:
“Each Award shall be enumerated as a fixed amount to be paid in United States dollars, unless the Award Committee determines to pay the amount of any such Award in a local currency. The amount of each Award, to the extent it becomes payable, shall be paid one-half in the form of cash, and one-half in the form of Shares, unless the Award Committee determines to make payment in any other combination of cash and Shares (including, but not limited to, either all cash or all Shares); provided, however, that 100% of the Award shall be paid in cash if the Shares are not then listed for trading on the NASDAQ Global Market or another national stock exchange or quoted on the Over-the-Counter Bulletin Board (the “OTCBB”). The number of Shares issuable pursuant to an Award shall equal the quotient of (a) divided by (b), where (a), the numerator, equals the U.S. dollar amount of the Award that is payable in Shares, and (b), the denominator, equals the Market Value of the Shares.”
2.	Article 5 of the Plan is hereby amended by deleting the existing first sentence of the second paragraph and replacing it with the following:
“Subject to Article 6, only if the Participant is employed as an Eligible Employee on the date each portion of the Award is to be paid to such Participant, the Award shall be payable, in equal portions of cash and Shares (except at the times provided in Section 3) as follows:”
3.	Except as specifically amended hereby, the remaining terms of the Plan will remain in full force and effect.

4.	Capitalized terms that are not defined herein have the meanings set forth in the Plan.

IN WITNESS WHEREOF, this Amendment No. 1 has been executed this June 25, 2010 to be effective on this same date.

MERCADOLIBRE, INC.

By:

Name:
Title: